                                                                      Exhibit 11


                               G&L Realty Corp.
                       Computation of Per Share Earnings
                         Quarterly Report on Form 10-Q
                                 June 30, 1999
                     (In thousands, except per share data)


                                             Three Months Ended     Six Months Ended
                                                  June 30,              June 30,
                                            --------------------   -------------------
                                              1999        1998       1999       1998
                                            ---------   --------   --------   --------

Net  Income                                   $1,415     $2,597    $ 3,066    $ 4,963

Less: Preferred Dividends
 10.25% Series A Cumulative Preferred           (958)      (958)    (1,916)    (1,916)
   9.8% Series B Cumulative Preferred           (845)      (845)    (1,690)    (1,690)
                                              -------    -------   --------   --------
Net (loss) income available to common         $ (388)    $  794    $  (540)   $ 1,357
 shareholders                                 =======    =======   ========   ========

Options outstanding                              214        234        214        234
                                              =======    =======   ========   ========
Weighted average exercise price               $14.49     $14.49    $ 14.49    $ 14.49
                                              =======    =======   ========   ========
Proceeds upon exercise of options             $3,101     $3,391    $ 3,101    $ 3,391
                                              =======    =======   ========   ========
Treasury stock shares                            203        193        199        181
                                              =======    =======   ========   ========
Common share equivalents                          11         41         15         53
Average shares outstanding                     3,937      4,122      3,957      4,124
                                              -------    -------   --------   --------
Total common and common share                  3,949      4,163      3,971      4,177
 equivalents outstanding                      =======    =======   ========   ========

Per share earnings data:
------------------------

Basic                                         $(0.10)    $ 0.19    $ (0.14)   $  0.33
                                              =======    =======   ========   ========
Fully diluted                                 $(0.10)    $ 0.19    $ (0.14)   $  0.32
                                              =======    =======   ========   ========
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